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Pacific Ethanol, Inc. Nasdaq: PEIX First Quarter 2013 Investor Presentation

Cautionary Statements With the exception of historical information, the matters discussed in this presentation including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low - carbon renewable fuels in the Western United States; the ability of Pacific Ethanol to repay its debt due in June 2013, which is subject to a number of conditions; the benefits of a greater ownership interest in the Pacific Ethanol Plants, which accrue only if commodity margins are sufficiently positive; the effects of corn oil separation; the ability of Pacific Ethanol to execute on its current plans and initiatives; Pacific Ethanol’s near - and long - term industry outlook; the effects of E15 blend rates; the ability of Pacific Ethanol to make accretive investments; the effects of Pacific Ethanol’s destination business model; and Pacific Ethanol’s ability to capitalize on growth in its market are forward - looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; the ability of Pacific Ethanol to maintain its NASDAQ listing and obtain stockholder approval of a pending financing transaction; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10 - K filed with the Securities and Exchange Commission on April 1, 2013. 2

3 Increased plant ownership to 83% Eliminated nearly all plant debt due in June 2013 Secured additional liquidity for plants Evaluated opportunities to increase plant ownership Implemented a more cost - competitive plant debt structure Building to Support Long - term Growth: Recent Achievements Corn oil separation projects underway at Magic Valley & Stockton plants Broadened revenue streams in all business areas

4 Increasing Ownership Interest 4 Ethanol plants owned by New PE Holdco, LLC (NPEHC) Capitalized on opportunity to increase ownership interest in NPEHC from 20% in 2010 to 83% Purchased at improvingly favorable valuations to market and replacement value Weighted average purchase price per gallon reduced to $0.32 gallon 20% 34% 67% 80% 83% $- $0.10 $0.20 $0.30 $0.40 $0.50 $0.60 $0.70 $0.80 $0.90 $1.00 Q3 2011 Q4 2011 Q3 2012 Q4 2012 Q1 2013 % Ownership WAP Paid/Gal. January 2013 March 2013

5 5 Diversifying Revenue: Corn Oil Separation Corn oil is a high - value ethanol co - product Completing installation of corn oil separation technology at Magic Valley & Stockton plants Discussions underway with vendors to implement production at remaining plants Corn oil has many markets F eed markets, poultry in particular Biodiesel feedstock Provides additional revenue stream with very little associated costs

6 P roduction margins recovering to more favorable levels Source: PEIX Improving Margin Environment * Calculated by using CBOT Ethanol - CBOT Corn *(1 - Co product return)/ 2.74. Using PEI co product return as disclosed in 10 - Q for each quarter assumes a standard 2.74 in corn yield, consistent across all periods and all plants 0.20 0.30 0.40 0.50 0.60 0.70 0.80 0.90 1.00 May-11 Jul-11 Sep-11 Nov-11 Jan-12 Mar-12 May-12 Jul-12 Sep-12 Nov-12 Jan-13 Mar-13 May-13 Adjusted Crush Margin $/ gal*

7 First Quarter 2013 Financial Results For the 3 mos. ended (in thousands, unaudited) March 31, 2013 March 31, 2012 Net sales $ 225,459 $ 197,719 Gross profit (loss) $ 846 $ (7,477) SG&A $ 4,005 $ 3,378 Consolidated Net Loss $ (6,602) $ (13,991) Net loss to CS $ (5,766) $ (5,268) Adjusted EBITDA $ 355 $ (2,533) Consolidated Statement of Operations (in thousands, unaudited) Mar. 31, 2013 Dec. 31, 2012 Cash $ 4,194 $ 7,586 Current Assets $ 65,521 $ 57,432 Current Liabilities $ 23,255 $ 12,415 Working Capital $ 42,266 $ 45,017 Balance Sheet Summary As of March 31, 2013, the company had total unused lines of credit of over $22M, with immediate access to $13M in availability .

8 How to Submit Proxy Votes You have two options to submit your vote Telephone – Contact Georgeson at (800) 790 - 6795 Internet – www.proxyvote.com If voting via the Internet, you will need your 12 - digit control number from your proxy card to vote. For assistance in casting your vote, please contact Pacific Ethanol’s proxy solicitor, Georgeson, at (800) 790 - 6795 Stockholders may obtain a free copy of the proxy statement and other documents filed by Pacific Ethanol with the Securities and Exchange Commission at www.sec.gov . Pacific Ethanol strongly recommends that stockholders vote "FOR" the reverse stock split as it is in the best interest of Pacific Ethanol and its stockholders. Every single vote counts. Please vote TODAY — by Internet or by telephone.

9 Strong long - term demand for ethanol Pacific Ethanol’s Value Proposition Supported by federal and state regulations requiring increased use of renewable fuels Ethanol trades at a discount to gasoline, providing economic incentives to fuel blenders and consumers High octane level provides refiners with highest performance fuel on the market Poised to capitalize on growth opportunities Consolidating plant ownership to drive cost efficiencies at the plant level Leveraging diversified business model to provide revenue streams in areas less impacted by market dynamics Destination model & West Coast locations are distinct competitive advantages Destination plant model reduces transportation costs and lowers carbon footprint Proximity to local markets provides quick access to ethanol and feed customers Source, quality and supply of feedstock are optimized by favorable plant locations

10 10 Executing Strategy to Build Shareholder Value Pacific Ethanol is the leading marketer & producer of low - carbon renewable fuels in the Western United States Taking advantage of opportunities to build the business for the long term : Continue to improve operating efficiencies at the plants Diversify revenue and feedstock Increase product values by further reducing the carbon intensity of ethanol produced Return the company to profitability

11 11 Appendix Visit our website at: www.pacificethanol.net

12 * Adjusted for noncontrolling interest in variable interest entity. Reconciling Table For the 3 mos. ended (in thousands, unaudited) March 31, 2013 March 31, 2012 Net loss attributed to Pacific Ethanol $ (5,454) $ (4,953) Adjustments: Interest expense* 2,731 1,149 Interest income* -- -- Warrant inducements & fair value adjustments 692 33 Depreciation & amortization expense* 2,386 1,238 Total adjustments 5,809 2,420 Adjusted EBITDA $ 355 $ (2,533) * Adjusted for noncontrolling interest in variable interest entity. Adjusted EBITDA to Net Loss

Pacific Ethanol, Inc.

First Quarter 2013 Results Conference Call

May 9, 2013

Title Slide

I.	Operator - Introduction to the call

II.	Becky Herrick - IR Introduction

1.	Thank you operator, and thank you everyone for joining us today for the Pacific Ethanol First Quarter 2013 results conference call.

2.	On the call today are Neil Koehler, President and CEO, and Bryon McGregor, CFO. Neil will begin with a review of business highlights, and then Bryon will provide details on the company’s financial and operating results. Neil will return to discuss Pacific Ethanol’s outlook and open the call for questions.

3.	Before we get underway, let me first inform you that Pacific Ethanol issued a press release yesterday that provides details of the company's quarterly results.

4.	The company also prepared a presentation for today’s conference call that is available for download on the company's website at pacificethanol.net. If you have any questions, please call LHA at 415-433-3777. A telephone replay of today's call will be available until 11:59 PM Eastern Time on May 16th, the details of which are included in yesterday’s press release. A webcast replay will also be available at Pacific Ethanol’s website.

5.	Please note that information in this call speaks only as of today, May 9th, 2013, and, therefore, you are advised that time-sensitive information may no longer be accurate at the time of any replay.

Cautionary Statements

6.	Please refer to the Company's Safe Harbor statement on slide 2 of the presentation available online, which says that some of the comments in this presentation constitute forward-looking statements that reflect management's current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements are based on many assumptions and factors. Any changes in such assumptions or factors could produce significantly different results. Information about potential factors that could affect the company's financial results is available in the company's “Risk Factors” as updated in the company's SEC filings. To the extent permitted under applicable law, the Company assumes no obligation to update any forward-looking statements as a result of new information or future events.

7.	Also, please note that the company uses financial measures not in accordance with generally accepted accounting principles, commonly known as GAAP, to monitor the financial performance of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the reported financial results as determined in accordance with GAAP. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization, and warrant inducements and fair value adjustments. To support the company’s review of non-GAAP information later in this call, a reconciling table is included in yesterday’s press release.

8.	It is now my pleasure to introduce Neil Koehler, President and CEO. Neil?

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Building to Support Long-term Growth

III.	Neil Koehler, President and CEO, Accomplishments

1.	Thank you, Becky, and thank you all for joining us this morning.

2.	2013 is off to a promising start as we have accomplished key goals over the last several months that are augmented by improvements in the ethanol market. In particular, we have a plan in place to eliminate all our debt due in June 2013; the key components include the reverse stock split and shareholder approval of the recently completed convertible debt financing. These steps, in addition to the recent improvements made to our balance sheet and our increased ownership in the Pacific Ethanol plants to 83% put us in a more favorable position to benefit as the overall market environment is strengthening.

3.	In fact, revenue was up 14% and gross profit increased by $8 million dollars when compared to the same period last year. Improvements in gross and operating margins in the latter part of the first quarter contributed to a positive Adjusted EBITDA of $355 thousand dollars, a $3 million dollar improvement over the same quarter last year.

4.	Now I will briefly review our recent accomplishments and progress.

Increasing Ownership Interest

5.	This quarter, we refinanced all but $4 million dollars of the remaining plant debt.

6.	We executed on our strategy to buy additional plant ownership at attractive valuations compared with replacement costs and market valuations. With our ownership interest in the plants now at 83% and in the current crush margin environment, we can better benefit from these valuable assets and secure a competitive and low-cost ownership basis for our shareholders. At the current production margins, the plants are operating profitably, and they contribute significantly to the overall financials of the company.

7.	At the plants, we continue to drive efficiencies and increase yields. This is integral as every 1% improvement in yield will result in about a $3 million dollar increase in gross margin annually at current margins and operating rates. We are paying particular attention to reducing energy use, thereby improving the carbon intensity of our ethanol, which in turn sells at a higher value in the California Low Carbon Fuel Standard markets.

8.	Feedstock for the plants continues to be a mix of corn and sorghum. We benefit from being able to source feedstock from Midwest, local, and international markets.

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Diversifying Revenue: Corn Oil Separation

9.	We are completing the corn oil separation projects at the Magic Valley and Stockton plants. We have experienced some construction delays related to customization of corn oil systems to meet the requirements of our plants. We are confident these units will operate efficiently and provide immediate incremental earnings to the plants as we sell into the feed and biodiesel markets. We expect to begin producing corn oil at Magic Valley in May and be fully operational in the second quarter. We expect to bring the corn oil system in our Stockton plant online early in the third quarter.

Improving Margin Environment

10.	In the latter half of the first quarter and so far in the second quarter, production margins have recovered to more favorable levels while the supply and demand for ethanol have achieved a better balance. We are optimistic about the second quarter as April production margins demonstrated an even greater improvement, especially when compared to the historic lows experienced in 2012.

11.	Our financial and operational achievements, combined with signs of recovery in the industry, contributed to better financial results.

12.	In view of these improving results and steps we have taken to improve our balance sheet, we are better capitalized and positioned to execute on our current initiatives.

Driving Ethanol Demand: Renewable Fuel Standard

13.	The near-term industry outlook is improving, and the long-term outlook remains positive. Fundamental industry drivers demonstrate the sustainable opportunity for ethanol production, as the Renewable Fuel Standard, or RFS, supports a steady growth in ethanol demand.

A.	In addition to reducing the US dependence on foreign oil, the RFS stimulates investment in domestic renewable energy, which diversifies the nation’s energy sources and results in reduced greenhouse gas emissions from transportation fuels.

B.	The additional gallons of renewable fuel required to meet the RFS will primarily come from advanced biofuels, which can be well integrated within existing ethanol plants. An important part of our long-term strategy is to process corn, other grains and cellulosic feedstocks for production of advanced biofuels. It is our goal to produce advanced biofuels at each of our facilities.

C.	Also, ethanol prices continue to trade at a discount to gasoline prices. Increasing ethanol blends as supported by the RFS is a practical and immediate contribution to reducing the price of gasoline for consumers.

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Driving Ethanol Demand: E15

14.	Demand for ethanol will be supported by increasing the blend level to 15% as supported by the EPA’s E15 approval. We are confident, as consumers are given true choice at the pump, and refiners blend E15 to meet the requirements of the RFS, we will see higher inclusion rates of ethanol and other renewable fuels in the nation’s fuel supply.

15.	I will now turn the call over to our CFO, Bryon McGregor, to review the numbers. Bryon?

First Quarter 2013 Financial Results

II.	Bryon McGregor, CFO, Financial Review

1.	Thank you Neil.

2.	For the first quarter of 2013:

A.	We reported net sales of $225 million dollars, compared to $198 million dollars in the first quarter of 2012. The growth in net sales reflects an increase in the average sale price per gallon of ethanol sold from $2.34 to $2.60.

B.	Gross profit for the first quarter of 2013 was $850 thousand dollars, compared to a gross loss of $7.5 million dollars in the first quarter of 2012 due to improvements in crush and commodity margins in the latter part of the quarter.

C.	SG&A expenses were $4 million dollars in the first quarter of 2013. SG&A would have been materially lower but for one-time professional expenses incurred to complete our financing transactions.

D.	Consolidated net loss was $6.6 million dollars, a 53% reduction from the loss of $14 million dollars in March 2012, driven by significantly better margins.

E.	Although consolidated loss declined 53%, because our ownership in the Pacific Ethanol Plants increased from an average of 34% last year to an average of 80% this year, we absorbed more of the current quarter losses incurred at the Pacific Ethanol Plant level, resulting in a Net loss available to common stockholders at $5.8 million dollars compared to $5.3 million dollars last year.

F.	Adjusted EBITDA, which excludes warrant inducements and fair value adjustments, was a positive $355 thousand dollars in the first quarter of 2013, compared to a negative $2.5 million dollars in the first quarter of 2012.

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3.	Turning to our balance sheet,

A.

Cash and cash equivalents were $4.2 million dollars at March 31, 2013, compared to $7.6 million dollars at December 31, 2012. This reduction in cash is attributable to our decision to use $2 million dollars to retire senior debt and an additional $2 million dollars to purchase Plant debt and equity, thereby strengthening our balance sheet and lowering interest expense.

B.	As of March 31st, we had total unused lines of credit of over $22 million dollars, with immediate access to $13 million dollars in availability.

C.	Working capital for the company declined $2.7 million dollars to $42.3 million dollars at the end of March from $45 million dollars at the end of 2012.Our still strong working capital position reflects the benefits of our ongoing efforts to maintain a solid liquidity level.

D.	I’d like to provide additional perspective on the increased ownership of the Pacific Ethanol plants from 34% to 83% over the past 12 months.

i)	Although increasing our equity interest in Plant assets by almost 2 ½ times in a poor margin environment negatively impacted earnings, we believed last year’s margins were unsustainable and that the spread between corn and ethanol prices would improve.

ii)	Consequently, as opportunities arose we increased our ownership interest in the Plant assets at a significant discount to market and replacement value. We also refinanced significant portions of short-term debt with lower-cost, longer-maturing facilities while addressing the company’s liquidity and working capital needs.

iii)	Although this has required the periodic use of equity with inherent dilution, these actions have always been done with the shareholder’s best interest in mind and with the intent to increase the earnings potential of the company, establish greater control over core assets and improve long-term returns for shareholders.

iv)	In the current positive operating margin environment, we are beginning to see the multiple benefits from these actions and expect, with sustained or improving commodity margins, to produce increasingly positive results.

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How to Submit Proxy Vote

E.	Last week we announced our decision to adjourn our special meeting of stockholders from April 30th to May 10th. While a significant majority of the votes received are in favor of the proposal, insufficient votes have been received to achieve a majority of the outstanding shares required to effectuate a reverse split.

i)	We strongly believe this proposal is in the best interest of Pacific Ethanol and its shareholders as the reverse split is necessary for the company to retain its listing on the NASDAQ Capital Market by raising the trading range of the Company’s stock above $1.00, the minimum bid price needed to remain compliant with NASDAQ’s listing standards.

ii)	Our shareholders benefit from an active, liquid market and well-regulated exchange in which to trade our stock. Retaining a liquid market for our stock is important to our shareholders and to the Company, and retaining our listing on the NASDAQ Capital Market is a condition of our senior lenders and integral to our plans to service the Plant debt due this June.

iii)	Independent governance advisors, ISS and Glass Lewis, have both recommended that shareholders vote in FAVOR. ISS recently reaffirmed their recommendation in response to the recent adjournment.

iv)	Shareholders who have not yet voted are urged to review our press release issued on April 30th for directions on voting by telephone or over the internet. These directions are also posted on our website.

4.	In summary, we are focused on shareholder value. Decisions to raise equity and equitize debt have been made only after pursuing all viable alternatives and determining the path that either best preserves or enhances shareholder value. Having done so, we have been able to increase plant yields, reduce costs, improve operating margins and comply with our debt obligations. Any decisions in the future to use equity will be, as always, with a focus toward accretive investments.

5.	With that I would like to return the call to Neil.

Pacific Ethanol’s Value Proposition

III.	Neil Koehler, President and CEO, Vision

1.	Thank you, Bryon.

2.	We are off to a strong start so far in 2013, and we are cautiously optimistic the improved production margins will continue and ethanol demand will increase, bringing growth to the industry and our company.

3.	Furthermore, we believe Pacific Ethanol presents a compelling value proposition to investors.

A.	First, the long-term demand for ethanol remains strong.

i)	Federal and state regulations such as the RFS and Low Carbon Fuel Standard require the increased use of renewable fuels.

ii)	In addition, ethanol continues to trade at a discount to that of gasoline, providing a clear economic incentive to refiners and consumers.

iii)	Refiners are further incented to blend at higher levels as ethanol’s high octane content establishes it as the highest performing fuel on the market.

B.	Second, our destination model and West Coast locations are distinctive competitive advantages.

i)	Our model enables us to reduce costs related to transporting ethanol and co-products, lowers our carbon footprint and provides low carbon fuel into California markets for which we receive an approximate three-and-a-half cent per gallon premium. In addition, our proximity to local markets provides quick and reliable access to ethanol and feed customers, as well as optimizes the quality and supply of feedstock.

4.	Third, Pacific Ethanol is poised to capitalize on growth in our market. We have a taken a number of steps recently to address debt obligations, improve our balance sheet, and increase our ownership in the Pacific Ethanol plants. We are confident that the steps we have taken to date have put us on strong footing for profitable growth as the markets continue to improve.

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Executing Strategy to Build Shareholder Value

5.	We remain committed to our strategic goals for 2013. We intend to…

A.	Continue to improve operating efficiencies at the plants;

B.	Diversify our revenue and feedstock;

C.	Increase product values by further reducing the carbon intensity of our ethanol; and

D.	Return the company to profitability.

6.	We look forward to keeping you updated on our progress.

7.	With that, I would like to open the call for questions. Operator, please begin the Q&A session.

IV.	Operator - Q&A

V.	Neil Koehler, PEI’s president and CEO, Close

1.	Thank you for joining us today.

2.	We appreciate your interest in Pacific Ethanol and we look forward to speaking with you again soon. Goodbye.

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